EXHIBIT 21.0

Subsidiaries of Registrant

Subsidiary	State of Jurisdiction	Business Name

Enterprise Bank and Trust Company*	Massachusetts	Enterprise Bank

Enterprise Investment Services LLC**	Delaware	Enterprise Investment Services

Enterprise Insurance Services LLC**	Delaware	Enterprise Insurance Services

Enterprise Security Corporation**	Massachusetts	Same

Enterprise Security Corporation (II)**	Massachusetts	Same

Enterprise Security Corporation (III)**	Massachusetts	Same

Enterprise (MA) Capital Trust I*	Delaware	Same

*              Direct subsidiary of Enterprise Bancorp, Inc.

**           Direct subsidiary of Enterprise Bank and Trust Company